Exhibit 5.1

July 26, 2018

Seattle Genetics, Inc.

21823 30th Drive SE

Bothell, WA 98021

Ladies and Gentlemen:

We have represented Seattle Genetics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 6,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”), and the Company has requested our opinion in connection with certain related matters.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended to date, and Amended and Restated Bylaws, as currently in effect, the Plan and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, and the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:    /s/ Chadwick L. Mills

Chadwick L. Mills

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com